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                                                                 Exhibit (a) (5)

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

            WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

            The following is a general summary of the material United States Federal income tax consequences of the exchange of eligible options and the grant of the new options pursuant to this offer applicable to the eligible United States subsidiaries of 724 Solutions and to those eligible employees who are United States citizens or residents of the United States. This discussion is based on the now applicable provisions of the United States Internal Revenue Code and the regulations thereunder, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders.

            Eligible employees who are United States citizens or residents of the United States who exchange eligible options for new options will not be required to recognize income for United States Federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange for United States Federal income tax purposes. At the date of grant of the new options eligible employees who are United States citizens or residents of the United States will not be required to recognize income for United States Federal income tax purposes. The grant of options is not recognized as taxable income for United States Federal income tax purposes.

            GENERAL FEDERAL TAX TREATMENT OF INCENTIVE STOCK OPTIONS. Generally, there are no federal income tax consequences to you or 724 Solutions by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase your alternative minimum tax ("AMT") liability, if any. (However, the United States Internal Revenue Service recently issued proposed regulations which would subject you to withholding at the time you exercise an incentive stock option for Social Security, Medicare and other payroll taxes (not including income tax) based upon the excess of the stock's fair market value on the date of exercise over the exercise price. These proposed regulations, if adopted, would be effective only for the exercise of incentive stock options on or after January 1, 2003.)

            If you hold stock for more than two years from the date on which the incentive stock option is granted and more than one year from the date on which the shares are issued to you upon exercise of the incentive stock option, any gain or loss on a disposition of such stock will be a long term capital gain or loss. In this event, 724 Solutions will not be allowed a business expense deduction with respect to the disposition of shares.

            However, if you dispose of the stock before the expiration of either of the above-stated holding periods (a "disqualifying disposition"), at the time of disposition you will realize taxable ordinary income equal to the lesser of
(1) the excess of the fair market value on the date of exercise over the exercise price, or (2) your actual gain, if any, on the purchase and sale. Your additional gain or any loss upon the disqualifying disposition will be a capital gain or loss which will be long-term or short-term depending on how long you held the stock. To the extent you recognize ordinary income by reason of a disqualifying disposition, 724 Solutions will be entitled, subject to the requirement of reasonableness (and perhaps, in the future, the satisfaction of a withholding obligation), to a corresponding business expense deduction in the tax year in which the disposition occurs.


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            As mentioned above, the EXERCISE of an incentive stock option may increase your AMT liability. This is because the difference between the exercise price of an incentive stock option and the fair market value of the shares on the date of exercise must be claimed as an item of adjustment for AMT purposes. If your AMT liability exceeds your regular income tax liability, you will owe the larger amount of taxes. In order to avoid the application of AMT with respect to incentive stock options, you must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

            TAX IMPACT OF THE EXCHANGE ON INCENTIVE STOCK OPTIONS. If your current options are incentive stock options, your new options will be granted as incentive stock options to the extent they qualify. Generally, for options to qualify as incentive stock options for United States tax purposes, the value of shares subject to options that first become exercisable in any one calendar year cannot exceed $100,000, as determined based upon the exercise price of the options. Any excess value must be allocated as non-qualified stock options. Therefore, your new options will qualify as incentive stock options if the total exercise price of your new options that vest in a calendar year is less than $100,000, taking into consideration any outstanding incentive stock options that are not tendered in the exchange and will vest in the year you receive your new options. However, if the total exercise price of your new options that are incentive stock options in the aggregate with any other incentive stock options that vest in this calendar year exceeds $100,000, the excess amount will be treated as non-qualified stock options.

            TAX IMPACT OF NOT PARTICIPATING IN THE EXCHANGE ON INCENTIVE STOCK OPTIONS. If you choose not to tender all your eligible options for exchange (or if we do not accept tendered options for exchange, or you withdraw your tender of options prior to the expiration date of the offer), your eligible options will remain outstanding and retain their current exercise prices. However, if the options which you do not tender are vested incentive stock options, a portion of your options may cease to qualify as incentive stock options. This is because all your vested options will be treated as becoming newly granted and exercisable as of the date of the offer (even if your incentive stock options became exercisable in prior years). To the extent that the fair market value of the stock underlying your vested incentive stock options exceeds $100,000 (such amount reduced by the value of any other incentive stock options that become exercisable this year prior to the date of this offer), the excess value will have to be treated as non-qualified stock options. Thus, if you currently have vested incentive stock options and you choose not to participate in this exchange offer, some of your incentive stock options could automatically be converted to non-qualified options.

            Because incentive stock options that are not tendered are treated as becoming newly granted as of the date of the offer, your incentive stock options will be subject to new holding periods in order to attain long-term capital gain or loss treatment Thus, you will have to hold stock for more than two years from the date of the offer and more than one year from the date on which the shares are issued to you upon exercise of the incentive stock option in order for any gain or loss on a disposition of such stock to be deemed long term capital gain or loss. If you dispose of the stock before the expiration of either of the above-stated holding periods, you will be treated as having made a disqualifying disposition, as described above.

            GENERAL FEDERAL TAX TREATMENT OF NON-QUALIFIED STOCK OPTIONS. There generally are no tax consequences to you or 724 Solutions by reason of the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, you will recognize taxable ordinary income equal to the


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excess of the stock's fair market value on the date of exercise over the exercise price. Generally, with respect to employees, 724 Solutions is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the satisfaction of any withholding obligation and the limitations under Section 162(m) of the Internal Revenue Code, 724 Solutions will be entitled to a business expense deduction equal to the taxable ordinary income realized by you. Upon disposition of the stock, you will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short term depending on how long you have held the stock.

            TAX IMPACT OF THE EXCHANGE ON NON-QUALIFIED STOCK OPTIONS. If you tender options that are non-qualified stock options and those options are accepted for exchange, your new options will be granted as non-qualified options.

            TAX IMPACT OF NOT PARTICIPATING IN EXCHANGE ON NON-QUALIFIED STOCK OPTIONS. If you choose not to tender all your eligible non-qualified stock options for exchange (or if we do not accept tendered options for exchange, or you withdraw your tender of options prior to the expiration date of the offer), your non-qualified stock options will remain outstanding and retain their current exercise prices and other current terms.

            WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.


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